Filed Pursuant To Rule 433

Registration No. 333-217785

September 10, 2018

SPDR® ETF Options Report	INVESTMENT PROFESSIONAL USE ONLY August 2018

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
SPY	SPDR S&P 500 ETF Trust	56,861,428	2,356,407	980,866	1,375,542	8,560,253	14,767,930
XLF	Financial Select Sector SPDR Fund	43,059,496	148,183	76,356	71,828	1,920,342	1,910,835
XOP	SPDR S&P Oil & Gas Exploration & Production ETF	14,004,358	73,377	21,850	51,528	524,774	1,246,498
XLU	Utilities Select Sector SPDR Fund	12,561,753	19,723	8,541	11,182	173,568	380,306
XLP	Consumer Staples Select Sector SPDR Fund	11,718,292	15,047	7,565	7,482	132,721	205,172
XLE	Energy Select Sector SPDR Fund	11,376,666	33,744	15,708	18,037	397,529	526,130
XLK	Technology Select Sector SPDR Fund	9,690,689	19,935	6,296	13,640	146,100	315,595
XLI	Industrial Select Sector SPDR Fund	9,557,822	25,634	13,626	12,009	192,553	257,153
JNK	SPDR Bloomberg Barclays High Yield Bond ETF	8,671,357	1,297	15	1,283	15,478	91,047
XRT	SPDR S&P Retail ETF	6,509,813	27,085	8,339	18,747	152,285	289,726
GLD®	SPDR Gold Shares	6,413,036	107,136	68,417	38,719	2,147,082	627,605
XLV	Health Care Select Sector SPDR Fund	5,595,371	12,050	6,308	5,742	100,365	137,367
XLB	Materials Select Sector SPDR Fund	5,216,931	10,283	8,033	2,251	143,441	71,111
XLY	Consumer Discretionary Select Sector SPDR Fund	4,487,660	7,693	3,360	4,333	65,135	118,891
XBI	SPDR S&P Biotech ETF	4,122,315	32,422	10,941	21,481	144,648	357,421
KRE	SPDR S&P Regional Banking ETF	4,023,119	26,446	13,114	13,332	424,707	295,977
FEZ	SPDR EURO STOXX 50 ETF	3,679,278	13,685	2,368	11,317	79,591	205,789
DIA	SPDR Dow Jones Industrial Average ETF Trust	3,495,462	50,958	29,983	20,975	402,252	251,621
XME	SPDR S&P Metals & Mining ETF	2,340,760	6,959	1,804	5,156	50,019	137,008
XLRE	Real Estate Select Sector SPDR Fund	2,193,379	579	331	249	6,406	5,781
XHB	SPDR S&P Homebuilders ETF	2,081,189	4,396	2,406	1,991	59,632	49,218
KBE	SPDR S&P Bank ETF	1,248,237	1,976	409	1,568	30,306	69,390
XES	SPDR S&P Oil & Gas Equipment & Services ETF	1,223,173	153	102	51	3,123	1,249
SJNK	SPDR Bloomberg Barclays Short Term High Yield Bond ETF	1,143,387	1	1	—	23	279
SPYG	SPDR Portfolio S&P 500 Growth ETF	1,072,126	35	26	9	497	284
CWB	SPDR Bloomberg Barclays Convertible Securities ETF	1,057,881	8	4	5	205	351
SPDW	SPDR Portfolio Developed World ex-US ETF	1,023,179	—	1	—	57	10
MDY	SPDR S&P MidCap 400 ETF Trust	623,638	1,125	707	418	24,517	15,366

Source: Bloomberg as of 08/31/2018.

SPDR® ETF Options Report

Ticker	Name	20 Day Average ETF Volume	20 Day Average Total Option Volume	20 Day Average Call Option Volume	20 Day Average Put Option Volume	Total Open Interest (Call)	Total Open Interest (Put)
RWX	SPDR Dow Jones International Real Estate ETF	557,053	—	—	—	43	—
SPLG	SPDR Portfolio Large Cap ETF	527,458	—	1	—	20	—
SPTM	SPDR Portfolio Total Stock Market ETF	377,745	1	1	1	5	2
TFI	SPDR Nuveen Bloomberg Barclays Municipal Bond ETF	347,826	—	2	—	33	—
SDY	SPDR S&P Dividend ETF	332,576	24	20	5	1,149	618
SPYV	SPDR Portfolio S&P 500 Value ETF	320,984	8	8	1	250	25
BWX	SPDR Bloomberg Barclays International Treasury Bond ETF	269,332	111	1	111	124	2,402
XLC	Communication Services Select Sector SPDR Fund	259,729	405	264	141	5,584	3,799
EBND	SPDR Bloomberg Barclays Emerging Markets Local Bond ETF	211,560	4	1	4	79	67
KIE	SPDR S&P Insurance ETF	199,603	15	8	7	438	902
CWI	SPDR MSCI ACWI ex-US ETF	197,078	—	—	—	1	—
RWO	SPDR Dow Jones Global Real Estate ETF	135,952	—	—	—	—	5
GNR	SPDR S&P Global Natural Resources ETF	120,042	1	1	1	3,836	145
DWX	SPDR S&P International Dividend ETF	112,292	—	—	1	32	7
RWR	SPDR Dow Jones REIT ETF	107,197	13	3	11	403	363
XPH	SPDR S&P Pharmaceuticals ETF	104,310	13	9	5	93	349
XSD	SPDR S&P Semiconductor ETF	97,737	3	1	2	33	41
XAR	SPDR S&P Aerospace & Defense ETF	89,298	9	8	1	246	144
GWX	SPDR S&P International Small Cap ETF	70,339	—	—	—	—	3
GXC	SPDR S&P China ETF	60,288	14	9	6	208	259
EWX	SPDR S&P Emerging Markets SmallCap ETF	47,749	1	1	—	52	21
EDIV	SPDR S&P Emerging Markets Dividend ETF	36,098	3	2	1	57	16
HYMB	SPDR Nuveen S&P High Yield Municipal Bond ETF	35,253	—	—	1	28	100
GMF	SPDR S&P Emerging Asia Pacific ETF	30,567	—	—	—	4	21
KCE	SPDR S&P Capital Markets ETF	10,614	2	1	2	164	125

Source: Bloomberg as of 08/31/2018.

State Street Global Advisors	2

SPDR® ETF Options Report

ssga.com | spdrs.com | spdrgoldshares.com

State Street Global Advisors One Iron Street, Boston MA 02210. T: +1 866 787 2257.

Important Information

This material has been created for informational purposes only and does not constitute investment advice and it should not be relied on as such. It does not take into account any investor’s particular investment objectives, strategies, tax status or investment horizon. There is no representation or warranty as to the current accuracy of, or liability for, decisions made based on this material. All material has been obtained from sources believed to be reliable, but its accuracy is not guaranteed.

Investing involves risk, and you could lose money on an investment in SPDR® Gold Trust (“GLD®”).

ETFs trade like stocks, are subject to investment risk, fluctuate in market value and may trade at prices above or below the ETFs’ net asset value. Brokerage commissions and ETF expenses will reduce returns.

Because of their narrow focus, sector funds tend to be more volatile than funds that diversify across many sectors and companies.

Select Sector SPDR Funds bear a higher level of risk than more broadly diversified funds. All ETFs are subject to risk, including the possible loss of principal. Sector ETFs products are also subject to sector risk and non-diversification risk, which generally results in greater price fluctuations than the overall market.

Non-diversified funds that focus on a relatively small number of stocks or countries tend to be more volatile than diversified funds and the market as a whole.

Options investing entail a high degree of risk and may not be appropriate for all investors. GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.

Commodities and commodity-index linked securities may be affected by changes in overall market movements, changes in interest rates, and other factors such as weather, disease, embargoes, or political and regulatory developments, as well as trading activity of speculators and arbitrageurs in the underlying commodities.

Frequent trading of ETFs could significantly increase commissions and other costs such that they may offset any savings from low fees or costs.

Diversification does not ensure a profit or guarantee against loss.

Investing in commodities entails significant risk and is not appropriate for all investors.

Important Information Relating to SPDR® Gold Trust (“GLD®”):

The SPDR Gold Trust (“GLD”) has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents GLD has filed with the SEC for more complete information about GLD and this offering. Please see the GLD prospectus for a more detailed discussion of the risks of investing in GLD shares. The GLD prospectus is available by clicking here. You may get these documents for free by visiting EDGAR on the SEC website at sec.gov or by visiting spdrgoldshares.com. Alternatively, the Trust or any authorized participant will arrange to send you the prospectus if you request it by calling 866.320.4053.

GLD is not an investment company registered under the Investment Company Act of 1940 (the “1940 Act”) and is not subject to regulation under the Commodity Exchange Act of 1936 (the “CEA”). As a result, shareholders of the Trust do not have the protections associated with ownership of shares in an investment company registered under the 1940 Act or the protections afforded by the CEA.

GLD shares trade like stocks, are subject to investment risk and will fluctuate in market value. The value of GLD shares relates directly to the value of the gold held by GLD (less its expenses), and fluctuations in the price of gold could materially and adversely affect an investment in the shares. The price received upon the sale of the shares, which trade at market price, may be more or less than the value of the gold represented by them. GLD does not generate any income, and as GLD regularly sells gold to pay for its ongoing expenses, the amount of gold represented by each Share will decline over time to that extent.

The World Gold Council name and logo are a registered trademark and used with the permission of the World Gold Council pursuant to a license agreement. The World Gold Council is not responsible for the content of, and is not liable for the use of or reliance on, this material. World Gold Council is an affiliate of GLD’s sponsor.

GLD® is a registered trademark of World Gold Trust Services, LLC used with the permission of World Gold Trust Services, LLC.

Standard & Poor’s®, S&P® and SPDR® are registered trademarks of Standard & Poor’s Financial Services LLC, a division of S&P Global (S&P); Dow Jones is a registered trademark of Dow Jones Trademark Holdings LLC (Dow Jones); and these trademarks have been licensed for use by S&P Dow Jones Indices LLC (SPDJI) and sublicensed for certain purposes by State Street Corporation. State Street Corporation’s financial products are not sponsored, endorsed, sold or promoted by SPDJI, Dow Jones, S&P, their respective affiliates and third party licensors and none of such parties makes any representation regarding the advisability of investing in such product(s) nor do they have any liability in relation thereto.

For more information, please contact the Marketing Agent for GLD: State Street Global Advisors Funds Distributors, LLC, One Iron Street, Boston, MA, 02210; T: +1 866 320 4053 spdrgoldshares.com.

The trademarks and service marks referenced herein are the property of their respective owners. Third party data providers make no warranties or representations of any kind relating to the accuracy, completeness or timeliness of the data and have no liability for damages of any kind relating to the use of such data.

BLOOMBERG®, a trademark and service mark of Bloomberg Finance L.P. and its affiliates, and BARCLAYS®, a trademark and service mark of Barclays Bank Plc, have each been licensed for use in connection with the listing and trading of the SPDR Bloomberg Barclays ETFs.

Distributor: State Street Global Advisors Funds Distributors, LLC, member FINRA, SIPC, an indirect wholly owned subsidiary of State Street Corporation. References to State Street may include State Street Corporation and its affiliates. Certain State Street affiliates provide services and receive fees from the SPDR ETFs. ALPS Distributors, Inc., member FINRA, is distributor for SPDR S&P 500, SPDR S&P MidCap 400 and SPDR Dow Jones Industrial Average, all unit investment trusts. ALPS Portfolio Solutions Distributor, Inc., member FINRA, is distributor for Select Sector SPDRs. ALPS Distributors, Inc. and ALPS Portfolio Solutions Distributor, Inc. are not affiliated with State State Street Global Advisors Funds Distributors, LLC.

State Street Global Advisors Funds Distributors, LLC is the distributor for certain registered products on behalf of the advisor. SSGA Funds Management has retained Nuveen Asset Management, LLC as the sub-advisor to certain of such funds. State Street Global Advisors Funds Distributors, LLC is not affiliated with Nuveen Asset

Management, LLC.

Before investing, consider the funds’ investment objectives, risks, charges and expenses. To obtain a prospectus or summary prospectus which contains this and other information, call 866.787.2257 or visit spdrs.com. Read it carefully.

Not FDIC Insured - No Bank Guarnatee - May Lose Value

© 2018 State Street Corporation. All Rights Reserved.
State Street Global Advisors	ID14183-2047512.8.1.NA.INST 0918 Exp. Date: 09/30/2019 SPD001709

SPDR® GOLD TRUST has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the Trust and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the Trust or any Authorized Participant will arrange to send you the prospectus if you request it by calling toll free at 1-866-320-4053 or contacting State Street Global Advisors Funds Distributors, LLC, One Lincoln Street, Attn: SPDR® Gold Shares, 30th Floor, Boston, MA 02111.